Pioneer Capital Growth Fund
10/31/98 NSAR

Sub-Item 77C:  Submission of matters to a vote of security holders (Y)/

(a) Pioneer Growth Trust (the predecessor of the registrant) adjourned its special meeting of shareholders on Thursday, June 18, 1998.

(b) Previously reported.

(c)  Proposal  3 from  the   registrant's   definitive  proxy  statement  filed
electronically with the Commission on March 12, 1998 (Accession No. 0001016964-98-000016) is incorporated herein by reference in response to this sub-item. The results of shareholder voting under the caption "Results of Shareowner Meeting" from the registrant's October 31, 1998 annual report to shareholders filed electronically with the Commission on December 22, 1998 (Accession No. 0000863334-98-000021) are also incorporated herein by reference in response to this sub-item.

(d) None.